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                                                                    Exhibit 99.1



MEDIA CONTACT:    Tom Adkinson
E-MAIL:           tadkinson@gaylordentertainment.com
TELEPHONE:        615/316-6302

INVESTOR CONTACT: J. Russell Worsham
E-MAIL:           rworsham@gaylordentertainment.com
TELEPHONE:        615/316-6564


GAYLORD ENTERTAINMENT SELLS FIVE FILM AND SPORTS BUSINESSES TO OKLAHOMA PUBLISHING COMPANY

NASHVILLE, Tenn. (March 9, 2001)--Gaylord Entertainment Company (NYSE: GET) has sold its stock and equity interests in five businesses to the privately held Oklahoma Publishing Company (OPUBCO) for $22 million in cash as well as the assumption of approximately $20 million in third party debt.

The businesses sold were Gaylord Films, Pandora Films, Gaylord Sports Management Group, Gaylord Event Television and Gaylord Production Company. Gaylord Films, Pandora and Gaylord Event Television are located in California, Gaylord Sports Management Group is in Arizona and Gaylord Production Company is in Tennessee.

"The sale of these businesses continues our work to streamline Gaylord Entertainment and allows us to focus on our core operations in hospitality, music, media and entertainment. Our core businesses--among them established entities such as the Opryland Hotel, the Grand Ole Opry, Word Entertainment, Acuff-Rose Music Publishing and WSM Radio--warrant our substantial interest," said Dennis J. Sullivan Jr., president and chief executive officer of Gaylord Entertainment.

Four of the five businesses sold were relatively new to Gaylord Entertainment. The fifth, Gaylord Production Company, formerly an active production company, maintains a library of television series, made-for-television movies and feature-length movies which it licenses to third parties. It was created in 1980.

Gaylord Films, with offices in Burbank, Calif., was established in September 2000 to produce and distribute major motion pictures. Pandora Films, acquired by Gaylord Entertainment in 1998, is a worldwide distributor of films and television programming. It recently was relocated to Burbank from Paris, France, in order to consolidate operations and eliminate repetitive functions.

Gaylord Sports Management Group in Scottsdale, Ariz., is a golf management company that manages the careers of professional golfers. It was purchased by Gaylord Entertainment in 1998.

Gaylord Event Television in Santa Monica, Calif., is a producer of televised specialty golf events. It was established as Jack Nicklaus Productions and was acquired by Gaylord Entertainment in 1999.


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OPUBCO owns 6.3% of Gaylord Entertainment. Four directors of Gaylord
Entertainment, who are the beneficial owners of an additional 28.2% of Gaylord Entertainment, also are directors of OPUBCO and voting trustees of a voting trust that controls OPUBCO.

The transaction was reviewed and approved by a special committee of the independent directors of Gaylord Entertainment. The Company received an appraisal from a firm that specializes in valuations related to films, entertainment and service businesses as well as a fairness opinion from an investment bank. The transaction is subject to customary warranties, indemnifications, covenants and closing conditions.

The table below summarizes the revenues and operating cash flow of the company's on-going business segments, excluding those operations listed above which are no longer part of the company. The table below also excludes the following which were closed or divested during 2000: Operations of Gaylord Digital, the Wildhorse Saloon in Orlando and the Opryland KOA campground and country music record label development costs. Also excluded are the operating results of television station KTVT which was divested in 1999, and development fees earned in 1999 on the Opry Mills shopping complex which did not recur in 2000 (amounts in thousands).

                                    Three Months Ended           Year Ended
                                       December 31,              December 31,
                                     2000         1999        2000         1999
REVENUES
Hospitality and attractions       $  70,039    $  71,334     255,755    $ 256,742
Music, media and entertainment       50,928       51,244     209,398      208,736
Corporate and other                      64          244          64          294
      TOTAL REVENUES                121,031      122,822     465,217      465,772

OPERATING CASH FLOW
Hospitality and attractions          22,545       20,089      70,135       63,769
Music, media and entertainment       (4,605)      (3,157)    (15,529)        (393)
Corporate and other                  (7,007)      (6,856)    (29,282)     (23,933)
      TOTAL OPERATING CASH FLOW   $  10,933    $  10,076      25,324    $  39,443

This press release contains certain forward-looking statements. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Gaylord Entertainment cautions investors that future events or operating results of Gaylord Entertainment may differ materially from those projected in the forward-looking statements made by Gaylord Entertainment Company.

Gaylord Entertainment is a diversified entertainment company whose businesses operate in two groups: hospitality and attractions, and music, media and entertainment. It is headquartered in Nashville, Tennessee, and its stock is traded on the New York Stock Exchange (symbol: GET).




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